EXHIBIT 10.1

RESIGNATION AGREEMENT AND COMPLETE GENERAL RELEASE

    This Resignation Agreement and Complete General Release (the “Agreement”) is entered into effective this 23rd day of July, 2008 by and between Steven C. Schiller (“Mr. Schiller”) and The Steak n Shake Company (“SNS”).

1.
Resignation.  In consideration for the representations, promises, and warranties made herein, Mr. Schiller resigns his employment and his position as an officer of SNS and as a director or officer of any of its affiliates of subsidiaries effective July 23, 2008 (the “Resignation Date”).

2.
Consideration and Settlement Amount.  In consideration of the mutual promises and representations made herein by the parties, SNS will provide Mr. Schiller with certain pay and benefits as set forth below:

A.
SNS shall pay to Mr. Schiller an amount equal to ten months of his current salary ($257,500 annually) less applicable withholdings and deductions authorized by law or Mr. Schiller (the “Settlement Amount”).  The Settlement Amount shall be paid in a lump sum within five (5) days after the expiration of all revocation periods contained in this Agreement.

B.
SNS shall retain Mr. Schiller in its group health and medical plans (collectively the “Medical Plan”) for up to one year or until Mr. Schiller is covered by another group insurance plan, whichever is shorter, on the same terms and conditions as he is currently covered.  Should SNS not be able to retain Mr. Schiller as a participant in the Plan then it shall pay him an amount sufficient to allow him to pay the cost of COBRA or other continuation coverage on a basis that would equal his current out-of-pocket cost for the Plan’s coverage.

C.
Mr. Schiller may retain a company-owned automobile and operate it in compliance with SNS’s automobile policy for up to six months.  SNS shall have no responsibility for gas, oil, maintenance, insurance or other operating expenses associated with the automobile.

    Mr. Schiller agrees and understands that the Settlement Amount and other consideration provided pursuant to this Agreement constitute money and consideration to which he is not otherwise entitled, and he agrees that a portion of the Settlement Amount is specifically allocable to the waiver of any claims under the Age Discrimination in Employment Act and/or the Older Workers Benefits Protection Act.  Mr. Schiller acknowledges that, except for the payments and other benefits contemplated by this Agreement (and any equity incentive awards fully vested as of the Resignation Date) the Company has paid him all compensation to which he is entitled in connection with his employment with SNS.

3.
Consultation and Transition Services.  Mr. Schiller agrees to provide up to eight (8) hours per week of consulting and transition services at mutually agreeable times through September 8, 2008, not including the period between July 30 and August 6, 2008.

4.
Confidentiality and Non-Disparagement.  Mr. Schiller’s service at SNS provided him with knowledge of certain financial, business, marketing and other information that constitutes confidential information of a proprietary nature to Steak n Shake and “Material Non Public Information” as that term is defined under the Federal Securities laws (collectively the “Confidential Information”).  Mr. Schiller agrees that he will take all steps necessary to safeguard the Confidential Information and that he will not, directly or indirectly use, disclose or disseminate to any other person, entity, business or corporation or otherwise share any Confidential Information.  Mr. Schiller also agrees that he will not communicate (verbally or non-verbally) anything that a reasonable person would perceive as having the effect of diminishing or injuring the goodwill and/or reputation of SNS, its officers, directors or associates.

    No officer or other person authorized to act on behalf of the Company with regard to such action will make any statements that would be reasonably likely to injure Mr. Schiller’s goodwill or reputation.  If Mr. Schiller becomes aware of such a statement being made he shall notify the Company’s Senior Vice President, Human Resources or General Counsel, who shall investigate and use their best efforts to cure any statement made in violation of this provision within five (5) business days of their receipt of such notice.

5.
Raiding of Employees.  Mr. Schiller agrees that for a period of one (1) year after the date of this Agreement he will not directly or indirectly, on his own behalf or on behalf of any other person or entity: (1) hire, solicit, recruit, or otherwise attempt to hire or enter into any employment, consulting or contractual relationship with any individual employed by SNS, (2) share the names, addresses, telephone numbers, e-mail addresses or other means of contacting any SNS employee with any other person or entity, or (3) share information regarding the salaries, benefits or other renumeration paid by SNS to any of its employees with any other person or entity.

6.	Return of SNS’s Property. Except as set forth under Section 2.C. above, Mr. Schiller will return to SNS all of its property, including his current car, in his possession by 5 p.m. on August 6, 2008.

7.
Breach of this Agreement.  If Mr. Schiller breaches any term or condition of this Agreement, all of which are material terms, Mr. Schiller agrees to repay to SNS the entire Settlement Amount, and to indemnify and reimburse SNS for any other costs, expenses and attorneys fees reasonably incurred in defending against any such lawsuit, or in enforcing the terms of this Agreement.

8.
Mr. Schiller’s Waiver of Claims.  Mr. Schiller, in consideration of the mutual promises and benefits contained herein, knowingly and voluntarily waives, releases, discharges and holds SNS and its directors, officers, agents, insurers and employees harmless (on behalf of himself and his family, heirs, executors, successors and assigns) from any and all complaints, causes of action and any other claims, costs, damages, expenses, liabilities, taxes, judgments, compensation, attorneys’ fees, or any other relief or costs arising out of Mr. Schiller’s employment, resignation from employment, or any other relationship with SNS, whether these claims are known or unknown.  Mr. Schiller specifically waives any right he may have to pursue and/or recover monetary, pecuniary, punitive, or any other personal benefits of any kind pursuant to any lawsuit, claim, charge or other cause of action of any kind that Mr. Schiller files or that is filed on Mr. Schiller’s behalf, except as otherwise provided by applicable law or regulation.  Mr. Schiller agrees to waive any and all rights or claims to pursue and/or recover monetary, pecuniary, punitive or any other personal benefits of any kind he may have against SNS arising out of the Indiana Civil Rights Act, (or its equivalent), The Equal Pay Act, any Payment of Wages Act, The Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq, the 1866 Civil Rights Act, The Civil Rights Act of 1991, The Federal Rehabilitation Act of 1973, the Employee Retirement Income Security Act, The Age Discrimination in Employment Act, 29 U.S.C. §621 et seq, the Older Workers Benefits Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Indiana Worker’s Compensation Act (or its equivalent), and any other applicable federal, state and/or local civil rights law, regulation or statute, and any common law claims and/or tort claims.  In addition to the foregoing, Mr. Schiller specifically waives any rights that he has under the letter in which SNS offered him employment, dated on our about February 2, 2004, a “Change in Control Benefits Agreement” dated on or about November 7, 2007 and any amendments thereto, as well as any other contracts or agreements into which Mr. Schiller entered with SNS during or prior to his employment with SNS.  In addition to the foregoing, Mr. Schiller acknowledges that SNS has not (a) discriminated against him, (b) breached any contract with him, (c) committed any civil wrong against him, or (d) otherwise acted unlawfully toward him.  Notwithstanding the foregoing, Mr. Schiller and SNS agree that Mr. Schiller shall be entitled to elect continuation of his group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act.

9.	Right to Revoke, Right to Review, and Right to Seek Legal Advice. Mr. Schiller is hereby advised that:

A.	He has up to 21 days to review and consider this Agreement, and the Agreement may not be withdrawn during his period of review;

B.	After he executes this Agreement he has seven (7) days to revoke his execution thereof, in which case this Agreement shall be null and void;

C.	He has the right to seek legal counsel to review this Agreement and his decision to do so shall not result in the withdrawal of this Agreement by SNS.

    To revoke this Agreement after signing it, Mr. Schiller must send written notice of revocation to Tom Murrill at the Company’s corporate office.  For revocation to be effective, it must be received by Mr. Murrill no later than the close of business on the seventh day after Mr. Schiller signs this Agreement.  If Mr. Schiller revokes this Agreement, it shall not be effective or enforceable and Mr. Schiller will not receive any of the benefits or the payments described herein and Mr. Schiller shall return any payments made hereunder.

10.
Modification and Waiver. This Agreement may only be modified by a written document signed by both parties hereto.  The failure to enforce this Agreement or the waiver of any breach of this Agreement shall not constitute the waiver of any future breach or any other rights contained herein.

11.
Successors and Assigns.  This Agreement shall be binding upon Mr. Schiller and SNS, and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Mr. Schiller and SNS, and to their heirs, administrators, representatives, executors, successors and assigns.

12.
Venue, Jurisdiction and Governing Law.  Mr. Schiller and SNS agree that any suit or claim arising out of this Agreement, seeking to remedy a breach of this Agreement, or otherwise arising out of Mr. Schiller’s employment with SNS shall only be brought in the Federal District Court for the Southern District of Indiana, Indianapolis Division or the Indiana state courts located in Marion County, Indiana.  This Agreement shall be construed only under the laws of the State of Indiana, notwithstanding any conflict of laws provisions or decision.  In the event that a court finds that a provision of this Agreement is not enforceable, the court shall strike the offending provision and the remainder of this Agreement shall be fully enforceable.

13.
Complete Agreement.  Mr. Schiller agrees that this written Agreement is the complete and entire agreement between himself and SNS and that it completely supersedes any and all other agreements between the parties.  Notwithstanding the foregoing or anything else contained herein the Indemnity Agreement into which Mr. Schiller entered with SNS on or around October 7, 2007 shall remain in full force and effect.

THIS AGREEMENT IS ENTERED INTO AS OF THE DATE ABOVE WRITTEN AND THE PARTIES AGREE TO BE BOUND TO ITS TERMS BY SIGNING BELOW:

Mr. Schiller:	SNS (as defined in the first paragraph):
/s/ Steven C. Schiller	By: /s/ Sardar Biglari
Dated: July 25, 2008	Printed: Sardar Biglari, Executive Chairman
Dated: July 25, 2008